February 28, 2014

Eagle Rock Energy Partners and Regency Energy Partners Receive Second Request from Federal Trade Commission
HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock”) (NASDAQ: EROC) and Regency Energy Partners LP (“Regency”) (NYSE: RGP) announced today the receipt of a request for additional information and documents ("Second Request") from the Federal Trade Commission (“FTC”) in connection with the proposed contribution of Eagle Rock’s Midstream Business to Regency. Eagle Rock and Regency are working cooperatively with the FTC staff and intend to respond to the Second Request in a timely manner.
A Second Request extends the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, during which the parties may not close the transaction until 30 days after each party certifies substantial compliance with the Second Request (or the waiting period is otherwise terminated by the FTC).
Additional Information and Where to Find It
This press release does not constitute the solicitation of any vote, proxy or approval. This press release relates to a potential transaction between Eagle Rock and Regency. This press release is not a substitute for any proxy statement or any other document which the Partnership may file with the SEC in connection with the proposed transaction. In connection with the proposed transaction, Eagle Rock has filed a preliminary proxy statement with the SEC on January 31, 2014. Eagle Rock has yet to file a definitive proxy statement with the SEC for the unitholders of Eagle Rock. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to Eagle Rock’s Investor Relations Department, Eagle Rock Energy, L.P., 1415 Louisiana Street, Suite 2700, Houston, TX 77002, telephone number (281) 408-1200.
Participants in the Solicitation
Eagle Rock and Regency and their respective general partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Eagle Rock in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of Eagle Rock in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.
Eagle Rock is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Regency is a growth-oriented master limited partnership engaged in natural gas gathering and processing, transportation, contract compression and treating, crude oil gathering, water gathering and disposal, and natural gas liquids transportation, fractionation and storage. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).